AMENDED AND RESTATED MASTER COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED MASTER COLLABORATION AGREEMENT (this "Agreement") by and between H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC. a non-profit Florida corporation organized pursuant to Section 1004.43, Florida Statutes, whose address is 12902 Magnolia Drive Tampa, Florida 33612 ("Moffitt") and CERTAINTY THERAPEUTICS, INC., a corporation duly organized under the laws of Delaware whose address is 3150 Almaden Expressway, Suite 250, San Jose, California 95118 (hereinafter "Company") will be effective as of November 1, 2021 (hereinafter "Effective Date"), and upon execution, will amend, restate, and supersede in its entirety that certain Collaboration Agreement between the Parties, dated November 17, 2017 (the "Original Effective Date"), as amended by Amendment 1 thereto dated July 24, 2019 and Amendment 2 thereto dated October 16, 2020 (as amended, the "Original Collaboration Agreement") in accordance with Section 13.9 of the Original Collaboration Agreement. Each of Moffitt and Company may be referred to herein as a "Party" or together as the "Parties".

WHEREAS, the Company has been formed to exploit certain intellectual property obtained in a license from The Wistar Institute of Anatomy and Biology pursuant to a License Agreement between The Wistar Institute of Anatomy and Biology ("Wistar") and Company, dated November 13, 2017; and

WHEREAS, Moffitt is a National Cancer Institute designated comprehensive cancer center, a statewide research institute, and a national resource for basic science, clinical research, and interdisciplinary approaches to research and patient treatment; and

WHEREAS, the Parties have successfully completed the first Research Plan outlined in the Original Collaboration Agreement, which was described in Exhibits A, B, and C in that Original Collaboration Agreement and shall hereto be combined and incorporated by reference into this Agreement as Exhibit A-1; and

WHEREAS, the Parties wish to amend and restate the Original Collaboration Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement to augment the scope of the Original Collaboration Agreement to include additional Research Plans and revise certain other terms and conditions of the Original Collaboration Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS.

1.1. The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct. Unless specifically set forth to the contrary in this Agreement, the following terms, whether use in the singular or plural, shall have the respective meanings set forth below.

(a) "Anti-Corruption Laws" shall mean any anti-bribery and anti-corruption laws, rules, regulations applicable to a Party under this Agreement (each as amended from

time to time) including the Prevention of Corruption Act (cap.241) of Singapore, the U.S. Anti-Kickback Law, U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions, together with any applicable implementing legislation, including any applicable local law addressing bribery or corruption.

(b) "Confidential Information" shall mean all information and materials, including but not limited to invention disclosures, proprietary technologies, economic information, business or research strategies, trade secrets and material embodiments thereof, furnished by or on behalf of such Party under this Agreement or the Original Collaboration Agreement which would reasonably be considered to be proprietary or confidential, or that is marked "confidential" (or if provided in oral, visual or non-tangible form, made known at the time of disclosure to be confidential, but shall not include Data.

(c) "Data" shall mean Moffitt Data and Company Data.

(d) "Invention" shall mean any and all discoveries, developments, improvements, modifications, formulations, analogs or homologs, materials, compositions of matter, cell lines, processes, machines, manufactures and other inventions (whether or not patentable) conceived, discovered, or otherwise made under or arises from any Research Plan.

(e) "Joint Inventions" shall mean Inventions arising from any Research Plan and invented jointly on one hand by Company employees or persons obligated to assign Inventions to Company and on the other hand by Moffitt employees. Moffitt and Company shall jointly own all Joint Inventions.

(f) "Company Data" shall have the meaning set forth in Section 4.1.

(g) "Company Inventions" shall mean Inventions arising from any Research Plan and invented solely by Company employees or persons obligated to assign their Inventions to Company. Company retains all right, title, and interest in and to all Company Inventions.

(h) "Company Research Materials" shall mean (i) compound, cell line, mouse, vector, antibody, tissue, or any material transferred from Company to Moffitt while this Agreement is or the Original Collaboration Agreement was in full force and effect and (ii) is fully identified and described in a specific Research Plan, each of which is incorporated herein in its entirety, or the Original Collaboration Agreement. If Company Research Materials are not listed on or identified in such Research Plan or the Original Collaboration Agreement, then the Parties understand and agree that Company will not be providing any Company Research Materials under this Agreement.

(i) "Moffitt Data" shall have the meaning set forth in Section 4.1 of this Agreement.

(j) "Moffitt Inventions" shall mean Inventions arising from any Research Plan and invented solely by its employees, including from its employees use of Third Party Research Materials. Moffitt has the full right and authority to protect and commercialize Moffitt Inventions.

(k) "Moffitt Research Materials" shall mean (i) compound, cell line, mouse, vector, antibody, tissue, or any material generated or created under a specific Research Plan and transferred from Moffitt to Company while this Agreement is in full force and effect and (ii) is fully identified and described in such Research Plan. Moffitt Research Materials includes progeny and derivatives of Moffitt Research Materials. If Moffitt Research Materials are not listed on or identified in such Research Plan, then the Parties understand and agree that Moffitt will not be providing any Moffitt Research Materials under this Agreement.

(l) "Third Party Research Materials" shall mean any third party owned (i) compound, cell line, mouse, vector, antibody, tissue, or any material generated, created that Moffitt is required to use to conduct a Research Plan while this Agreement is in full force and effect and (ii) are identified and described in such Research Plan.

(m) "Option Period" shall have the meaning set forth in Section 6.5.

(n) "Negotiation Period" shall have the meaning set forth in Section 6.5.

(o) "Payments" shall mean, individually or collectively, all fees, payments, and/or other amounts payable by Company to Moffitt pursuant to this Agreement and one or more Research Plan(s).

(p) "Research Plan" shall mean a statement of work that is signed by the Parties and attached hereto as Exhibit A, which is incorporated herein in its entirety or later becomes attached through an amendment by the Parties. It is contemplated that each separate project under this Agreement shall have its own Research Plan and associated Payments. As each subsequent Research Plan and associated Payments are agreed to and signed by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as Exhibits A-1, A-2, A-3, etc., and utilize the template form for the Research Plan as outlined in Exhibit B. For clarity, the plural of "Research Plan" is "Research Plans". For further clarity, the first Research Plan outlined in the Original Collaboration Agreement, which was described in Exhibits A, B, and C in that Original Collaboration Agreement, shall be deemed Exhibit A-1 hereunder.

(q) "Term" shall have the meaning set forth in Section 7.1 of this Agreement.

ARTICLE 2 SUPPLY OF RESEARCH MATERIALS.

2.1. Company agrees to provide Moffitt with the Company Research Materials to the extent set forth in a Research Plan. Company also may, at its discretion, provide Moffitt with certain information relating to the Company Research Materials. Moffitt agrees to provide Company with Moffitt Research Materials to the extent set forth in a Research Plan.

ARTICLE 3 RESEARCH ACTIVITIES.

3.1. Moffitt and Company shall and use commercially reasonable efforts to undertake the Research Plans under this Agreement. Any Research Plan may be modified, supplemented, or amended, but only as agreed to in writing by both Parties. The Parties acknowledge and agree that the performance of the Research Plan under Exhibit A-1 has been completed and that Moffitt has been fully compensated for such performance under the Original Collaboration Agreement.

3.2. Moffitt will use any Company Research Materials provided to Moffitt solely for research purposes in accordance with the applicable Research Plan. Moffitt will obtain written permission to use any Third Party Research Materials required to conduct the applicable Research Plan. Moffitt will not use Company Research Materials, Moffitt Research Materials, or Third Party Research Materials to conduct studies or trials in human subjects, in clinical trials, or for in vitro or in vivo diagnostic purposes involving human subjects without the prior written consent of Company. Moffitt will not transfer any Company Research Materials to a third party.

3.3. Company will use Moffitt Research Materials and Third Party Research Materials solely for research purposes in accordance with the applicable Research Plan. Company will not use Moffitt Research Materials or conduct studies or trials in human subjects, in clinical trials, or for in vitro or in vivo diagnostic purposes involving human subjects without the prior written consent of Moffitt. Company will not transfer Moffitt Research Materials to a third party. Company shall not use the Moffitt Research Material, Company Research Material, or Third Party Research Material to produce or manufacture products that will be sold, leased, licensed or transferred to any third party.

ARTICLE 4 DATA AND REPORTING.

4.1. "Moffitt Data" shall mean any data, results, analysis (including bioinformatic analysis), or other information generated by or in collaboration with Moffitt in its performance of any Research Plan or use of Company Research Materials or Third Party Research Materials. "Company Data" shall mean any data, results, analysis (including bioinformatic analysis), or other information generated by Company in its performance of any Research Plan or use of the Moffitt Research Materials. The Moffitt Data and Company Data shall be jointly owned by the Parties. Each Research Plan and all Moffitt Data and Company Data generated from conducting each Research Plan shall be conducted and recorded in accordance with Good Laboratory Practices (GLP) and in a manner to support an Investigational New Drug Application with the FDA. From time to time, the Company and its authorized agents, may monitor the conduct of any Research Plan, and generation of Moffitt Data in accordance with these requirements and may visit Moffitt and meet with the Moffitt principal investigator(s) responsible for the performance of the applicable Research Plan for the purpose of such monitoring. Any such monitoring or visits shall be scheduled with reasonable advance notice in coordination with Moffitt during normal business hours and under Moffitt's supervision. To the extent required by law, Moffitt shall also permit inspection by responsible legal and regulatory authorities with respect to any Research Plan and preclinical studies to be conducted in accordance with the applicable Research Plan or as otherwise reasonably necessary to satisfy the request of such authorities related to such

Research Plan. To the extent permitted by law and practicable, Moffitt shall notify Company of any such inspections. Throughout the Term, Moffitt shall maintain complete and accurate records of all Moffitt Data and provide Company a copy of such Moffitt Data at least quarterly and upon reasonable request by Company and its authorized agents at time intervals other than quarterly. Throughout the Term, Company shall maintain complete and accurate records of all Company Data and provide Moffitt a copy of such Company Data at least quarterly and upon reasonable request by Moffitt at time intervals other than quarterly. Within sixty days after the expiration or termination of this Agreement or completion of any applicable Research Plan, whichever is earlier, Moffitt shall promptly provide a written report, and copy, of any and all of the Moffitt Data to Company. Within sixty days after the expiration or termination of this Agreement or completion of any applicable Research Plan, whichever is earlier, Company shall promptly provide a written report, and copy, of any and all of the Company Data to Moffitt.

4.2. Company recognizes that Moffitt and any third party that may own rights in the Moffitt Data and may wish to publish the Data in scientific journals or present the Data at symposia or other academic meetings, and Company agrees that Moffitt (and any third party having rights in the Moffitt Data) will have the right to do so, solely in accordance with the following provisions. Moffitt will submit to Company any such proposed publication or presentation of the Data at least thirty (30) days prior to the submission for publication or presentation. If Company determines that the proposed publication or presentation contains patentable subject matter that requires protection, Company may require the delay of publication or presentation for an additional period of not more than thirty (30) days to permit the preparation and filing of a patent application. If Company, on its own, or after consultation with Wistar, determines that the proposed publication or presentation includes Company Confidential Information, it will so inform Moffitt, and Moffitt will delete such Company Confidential Information from any proposed disclosure as directed by Company. Notwithstanding the foregoing, once Company has reviewed a publication or presentation for written or oral disclosure and the additional period of 30 days to permit filing of a patent application has expired, Moffitt (and third parties) shall be allowed to freely disclose such publication or presentation in the future. If Moffitt makes any material changes to a publication or presentation, such publication or presentation must be re-submitted to Company for review in accordance with this Section 4.2.

4.3. The Parties may elect to collaborate together in writing a manuscript to be published in a respected scientific journal. For such jointly written manuscript, authorship shall be based on contributions to the applicable Research Plan, in accordance with academic standards and custom.

ARTICLE 5 OWNERSHIP; NO IMPLIED LICENSE.

5.1. Moffitt acknowledges and agrees that, notwithstanding any other provisions of this Agreement, (i) Company holds all right, title, and interest in and to the Company Research Materials and Company Confidential Information, and (ii) Company has the right to use or permit others to use the Company Research Materials and Company Confidential Information at any time for any lawful purpose. No option, license, or conveyance of rights, express or implied, is granted by Company to Moffitt in connection with any Company Research Materials or Company Confidential Information, except the right to use the

Company Research Materials and Company Confidential Information in accordance with the terms of this Agreement.

5.2. Company acknowledges and agrees that, notwithstanding any other provisions of this Agreement, (i) Moffitt holds all right, title, and interest in and to the Moffitt Research Materials and Moffitt Confidential Information, and (ii) Moffitt has the right to use or permit others to use the Moffitt Research Materials and Moffitt Confidential Information at any time for any lawful purpose. No option, license, or conveyance of rights, express or implied, is granted by Moffitt to Company in connection with any Moffitt Research Materials or Moffitt Confidential Information, except the right to use the Moffitt Research Materials and Moffitt Confidential Information in accordance with the terms of this Agreement. For the avoidance of doubt, this does not affect the Company's joint ownership of the Moffitt Data as set forth in Section 4.1.

ARTICLE 6 INVENTIONS.

6.1. Inventorship shall be determined by the patent laws of the United States and initial ownership shall follow inventorship. Each Party shall retain all of its right, title and interest in and to any and all inventions made prior to, or outside the activities of, this Agreement. Except as expressly set forth herein, no license, express or implied, is granted with respect to any patents, patent applications, know-how (whether patentable or unpatentable) or other intellectual property rights of the other Party.

6.2. Moffitt shall have the sole right to file, prosecute and maintain patent applications and patents with respect to Moffitt Inventions. Company shall have the sole right to file, prosecute and maintain patent applications and patents with respect to Company Inventions.

6.3. With respect to Joint Inventions, Company shall file, prosecute, and maintain patent applications on behalf of the Parties, at Company's sole expense. With respect to any Joint Invention, Company shall (a) consult with Moffitt and keep Moffitt fully informed of the progress of all patent applications and patents, including all issues relating to the preparation, filing, prosecution and maintenance of patent applications and patents that claim Joint Inventions, (b) consult with Moffitt and keep the Moffitt fully informed about Company's patent strategy with respect to patent applications that claim Joint Inventions, (c) provide to Moffitt advance copies of documents relevant to preparation, filing, prosecution and maintenance of the patent applications and patents that claim Joint Inventions sufficiently in advance of filing to allow Moffitt a reasonable opportunity to review and comment on such documents, (d) consider and implement all Moffitt comments on such patent filings, and (e) provide Moffitt with final copies of such documents.

6.4. Company hereby grants Moffitt a royalty free, non sublicensable, non transferable, perpetual, non exclusive license to use and practice any Company Invention for its internal non-commercial research purposes. Moffitt hereby grants Company a royalty free, non sublicensable, non transferable, perpetual, non exclusive license to use and practice any Moffitt Invention for its internal, non-commercial research purposes.

6.5. Moffitt hereby grants Company an option to a royalty-bearing, sublicensable, exclusive license in Moffitt Inventions and Moffitt's interest in Joint Inventions for such territories as Company may request. Company may exercise its option to such exclusive

license at any time within six (6) months after Moffitt notifies Company of a new Invention. ("Option Period"). In the event Company notifies Moffitt in writing that it wishes to exercise its option to an exclusive license during the Option Period, the Parties shall have six (6) months ("Negotiation Period") to agree on the terms of such license, which shall be negotiated in good faith under commercially reasonable terms. In the event that (a) Company fails to notify Moffitt of its desire to exercise its option to an exclusive license during the Option Period, or (b) Company notifies Moffitt that it does not wish to exercise its option to an exclusive license, or (c) the Parties are unable to agree on the terms of such license by the end of the Negotiation Period, then Moffitt shall have no further obligation to Company with respect to such Invention except that Company's internal research use license shall continue in effect.

6.6. Moffitt shall obtain all intellectual property rights in all data and intellectual property that any vendor or subcontractor Moffitt engages in performing any Research Plan. Any data that a vendor or subcontractor that Moffitt engages in performing any Research Plan generates or creates shall be treated as Moffitt Data jointly owned by Moffitt and the Company and any such subcontractor or vendor that Moffitt engages shall have no rights in and to such data, Moffitt also shall obtain all intellectual property rights in any new inventions that any vendor or subcontractor Moffitt engages develops in performing any Research Plan. To the extent that they are not Joint Inventions, any such inventions generated or created by a vendor or subcontractor that Moffitt engages in performing any Research Plan shall be treated as Moffitt Inventions, subject to Section 6.5. In the event that Moffitt engages a third party academic organization to perform any of the activities under any Research Plan, Moffitt shall use commercially reasonable efforts to obtain the greatest amount of data and intellectual property rights from such relationship. In any event, Moffitt shall ensure at a minimum, that any intellectual property that a third party academic organization creates or develops in the course of performing any Research Plan that is necessary for commercialization, shall be made available for license to Company on fair, reasonable, and non-discriminatory terms.

ARTICLE 7 TERM AND TERMINATION.

7.1. This Agreement will commence as of the Effective Date set forth in the first paragraph of this Agreement and unless terminated otherwise as provided herein, this Agreement will expire forty-eight (48) months from such date, unless extended upon mutual written agreement of the Parties ("Term").

7.2. Either Party may terminate this Agreement (i) upon any breach by the other Party of the terms or conditions of this Agreement, which breach cannot be, or is not, cured within thirty (30) days after the breaching Party receives written notice by the non-breaching Party regarding such breach or (ii) upon the other Party becoming bankrupt or making an assignment for the benefit of its creditors, upon appointment of a trustee or receiver for the other Party of all or substantially all of its property, or upon the filing of a voluntary or involuntary petition by or against the other Party under any bankruptcy or insolvency law, the reorganization or rearrangement provisions of the United States Bankruptcy Code, or any similar law, (iii) or upon the termination, death, or other nonavailability of the Moffitt principal investigator(s) responsible for conducting the applicable Research Plan and the Parties cannot reach agreement on new principal investigators. The rights of termination

under this Section 7 will not be affected in any way by a Party's waiver or failure to take action with respect to any previous breach or other circumstance giving rise to the rights of termination hereunder.

7.3. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination. Sections 3-6, 7.3, 8, 10, and 13 shall survive termination or expiration of this Agreement. Upon expiration or termination of this Agreement, Moffitt (i) will immediately terminate all Research Plans, including without limitation ceasing all uses of the Company Research Materials and Company Confidential Information, and (ii) will, at the direction of Company, within thirty days after termination, destroy or return (a) all Company Research Materials supplied to it and (b) all copies of the Company Confidential Information (except that Moffitt may retain one copy of the Company Confidential Information solely for archival purposes, subject to the obligations of Section 8 below). Upon expiration or termination of this Agreement, Company (i) will immediately terminate all Research Plans, including without limitation ceasing all uses of the Moffitt Research Materials and Moffitt Confidential Information, and (ii) will, at the direction of Moffitt, within thirty days after termination, destroy or return (a) all Moffitt Research Materials supplied to it and (b) all copies of the Moffitt Confidential Information (except that Company may retain one copy of the Moffitt Confidential Information solely for archival purposes, subject to the obligations of Section 8 below).

ARTICLE 8 CONFIDENTIALITY AND USE.

8.1. To the extent permitted by law, the Parties shall safeguard the other Party’s Confidential Information against disclosure to third parties with the same degree of care as it exercises with its own data of a similar nature. Moffitt and Company agree not to disclose Confidential Information to others (except to their employees, agents, independent contractors, consultants, or affiliates who are bound by a like obligation of confidentiality). The Parties shall use the Confidential Information of the other Party in furtherance of performing or carrying out their respective obligations and duties under this Agreement. Confidential Information does not include information which:

(a) is publicly available prior to the date of this Agreement or becomes publicly available thereafter through no wrongful act of the receiving Party;

(b) was known to the receiving Party prior to the date of disclosure or becomes known to the receiving Party thereafter from a third party having a bona fide right to disclose the information;

(c) the receiving Party can demonstrate, through written documentation, was in the receiving Party’s rightful possession on a non-confidential basis prior to disclosure by the providing Party hereunder;

(d) the receiving Party can demonstrate, through written documentation, is disclosed to the receiving Party without restriction on further disclosure;

(e) the receiving Party can demonstrate, through written documentation, is independently developed without the use of the providing Party’s Confidential Information;

(f) must reasonably be disclosed to regulatory authorities, provided that the receiving Party promptly notifies the providing Party to give the providing Party the opportunity to contest or limit the scope of such disclosure; or

(g) is obligated to produce pursuant to an order of a court of competent jurisdiction or a facially valid administrative, legislative or other subpoena or pursuant to applicable law, provided that the receiving Party promptly notifies the providing Party to give the providing Party the opportunity to contest or limit the scope of such order.

8.2. The obligations of confidentiality and non use under this Section 8 shall continue for five (5) years after the expiration or termination of this Agreement.

8.3. Use of Name; Publicity. The Parties may make the factual statement that Company has entered into this Agreement with Moffitt and may discuss the terms of this Agreement, any Research Plan, and progress and status of the completion of any Research Plan, in filings of the Company or Anixa Biosciences, Inc. made with the Securities Exchange Commission (SEC) and in investor or road show presentations.

ARTICLE 9 NOTICES.

9.1. Any request, notice, report, payment, approval or other communication required or permitted under this Agreement will be in writing, and will be deemed delivered (i) on the date of delivery when delivered personally; (ii) on the date sent by confirmed facsimile (followed by the actual document sent by commercial express courier specifying next day delivery, with written verification of receipt); (iii) one business day after deposit with a commercial overnight courier specifying next day delivery, with written verification of receipt; or (iv) on the date received when sent by registered or certified mail, return receipt requested, postage prepaid; and (v) on the date received when sent by electronic mail. All communications will be sent to the address set forth below or such other address as either Party may designate from time to time in accordance with this Section 9.1.

To Company :
Certainty Therapeutics, Inc.
3150 Almaden Expressway,
Suite 250, San Jose, California 95118
Attn: Amit Kumar, Chief Executive Officer
Email: ak@anixa.com.com

To Moffitt:
H. Lee Moffitt Cancer Center and Research Institute, Inc.
Attention: Director, Office of Sponsored Research
12902 Magnolia Drive, MBC-OSR
Tampa, FL 33612
Fax: (813) 745-6804
awards@moffitt.org

With courtesy copies to:

H. Lee Moffitt Cancer Center and Research Institute, Inc.
Attention: Vice President for Research

Administration
12902 Magnolia Drive, SRB-3
Tampa, FL 33612
Fax: (813) 745-8709

H. Lee Moffitt Cancer Center and Research Institute, Inc.
Attn: L. David de la Parte, General Counsel
12902 Magnolia Drive
Tampa, Florida 33612-9497

ARTICLE 10 GOVERNING LAW.

10.1. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the 13th Judicial Circuit in and for Hillsborough County, Florida and the Parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

ARTICLE 11 WARRANTIES AND INDEMNIFICATION.

11.1. Moffitt accepts any Company Research Materials with the knowledge that they are experimental in nature and agree to comply with all laws and regulations for the shipping, handling and use thereof. COMPANY RESEARCH MATERIALS ARE BEING SUPPLIED “AS IS” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT. Company accepts the Moffitt Research Materials with the knowledge that they are experimental in nature and agree to comply with all laws and regulations for the shipping, handling and use thereof. MOFFITT RESEARCH MATERIALS ARE BEING SUPPLIED “AS IS” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

11.2. No indemnification for any loss, claim, damage, or liability is intended or provided by either Party under this Agreement. Each Party shall be liable for any loss, claim, damage or liability that said Party incurs as a result of said Party’s activities under this Agreement.

ARTICLE 12 FINANCIAL TERMS.

12.1. Moffitt shall be compensated by Company for its conduct of each Research Plan in accordance with the firm fixed price amount as detailed in Section 4 of such Research Plan. The applicable Payments and Payment Schedules set forth the dollar amount and schedule for all payments owed to Moffitt for the performance of each Research Plan under this Agreement. Unless otherwise agreed in writing by the Parties, such payment amount is inclusive of any and all applicable fees, personnel costs, and overhead. For clarity, the Parties understand and agree that this is a firm fixed price contract and that there shall be no

allowances or reimbursement for any cost whatsoever except as otherwise explicitly provided in this Agreement or the applicable Research Plan.

The Parties certify that the funding amount of each Research Plan will be set in advance and consistent with fair market value in arms-length transactions. The Parties further certify that the Payments have not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties for which payment may be made in whole or in part under Medicare, Medicaid, or other Federal health care programs. Each of Company and Moffitt acknowledge, represent, and agree that the financial consideration for the arrangements set forth in this Agreement and under any Research Plan issued pursuant to this Agreement shall be (i) consistent with the fair market value of the commitments, rights, goods, and services provided under such arrangement in arms-length transactions, and established through arms-length negotiations by Company and Moffitt; (ii) determined without reference to, or consideration of, in any manner, the formulary status, generation of business by one Party to another, clinical referrals, payment, or coverage of any Company or Company Affiliate pharmaceutical product on any health plan administered by Moffitt or any other payer Affiliate or division of Moffitt; and (iii) nothing contained in this Agreement or in a Research Plan shall be construed in any manner as an obligation or inducement for Moffitt or any of its staff involved in the research contemplated hereunder to refer patients or to order for patients any product manufactured or distributed by or on behalf of Company. Company and Moffitt agree to cooperate fully in any fair market value analysis conducted by the other Party or a third party engaged by the other Party to conduct such analysis.

ARTICLE 13 MISCELLANEOUS.

13.1. The Parties shall have separate agreements with their employees whereby the employees are obligated to assign all right, title, and interest in any Invention generated in the course of any Research Plans to such Party.

13.2. Company shall perform any Research Plans and its other obligations hereunder, and use the Moffitt Research Materials in compliance with all applicable laws, regulations and legal requirements, including but not limited to those relating to biotechnological research, handling and containment of biohazardous materials, and use or disclosure of patient information or materials.

13.3. Moffitt shall perform any Research Plans and its other obligations hereunder, and use the Company Research Materials in compliance with all applicable laws, regulations and legal requirements, including but not limited to those relating to biotechnological research, handling and containment of biohazardous materials, and use or disclosure of patient information or materials.

13.4. Moffitt shall (a) comply with all applicable laws, rules and regulations pertaining to the development, testing, manufacture, marketing, import or export of any licensed products; and (b) not employ, contract with or retain any person directly or indirectly in the performance of any Research Plan if such person is: (i) excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://www.oig.hhs.gov/fraud/exclusions/exclusions_list.asp), (ii)

debarred by any Health Authority, including (but not limited to) by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/default.htm), or (iii) excluded from contracting with the federal government (see the Excluded Parties Listing System at www.sam.gov).

13.5. Moffitt acknowledges that the transfer and use by foreign nationals of certain commodities and technical data is subject to U.S. laws and regulations controlling the export and use by foreign nationals of such commodities and technical data, including the Arms Export Control Act, the International Traffic in Arms Regulations ("ITAR"), the Export Administration Regulations ("EAR") and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"). These laws and regulations, among other things, prohibit or require a license for the export or use by foreign nationals of certain types of technical data to specified countries. Moffitt shall comply with all such applicable U.S. laws and regulations in the performance of all Research Plans.

13.6. Moffitt agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or authorize to pay or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each Party hereunder agrees that it shall not take any action that would cause the other Party to be in violation of such Anti-Corruption Laws in the performance of all Research Plans.

13.7. The Parties represent and warrant that they have the right and authority to enter into this Agreement and perform its obligations and grant the rights granted hereunder and that no pre-existing or future obligation, through contract or otherwise, will substantially interfere with or prevent them from performing its obligations or substantially interfere with or prevent them from exercising its rights hereunder.

13.8. Each Party shall not assign or transfer any rights, obligations or duties under this Agreement without the prior written consent of the other Party.

13.9. This Agreement shall constitute the entire understanding between the Parties and supersedes any and all prior or contemporaneous representations, agreements and promises, written or oral, between the Parties regarding the subject matter of this Agreement. No modification, amendment, or waiver may be accomplished to the terms of the Agreement without the written consent of both Parties.

13.10. This Agreement may be executed in one or more counterpart copies (including by facsimile, pdf, or other electronic delivery), which when joined, shall together constitute one agreement.

13.11. In the event that any provision of this Agreement shall be found invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.12. It is understood that this Agreement in no way alters any rights that the U.S. Government might have.

13.13. The headings preceding the text of each section of this Agreement are for convenience only and shall not be construed to define, modify, expand, limit, or affect the construction of or to be taken into account in interpreting the substance of this Agreement.

13.14. The failure of any Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such Party thereafter to enforce each and every provision of this Agreement.

13.15. Company shall comply with all applicable United States law and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with all applicable United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself.

13.16. Anixa Biosciences, Inc. (formerly known as ITUS Corporation) hereby absolutely, unconditionally and irrevocably guarantees to Moffitt the Company's timely and faithful payment of all financial obligations to Moffitt as set forth in Section 12 and the Payment Schedules outlined in each Research Plan under this Agreement.

13.17. Moffitt is subject to requirements of Section 286.101, Florida Statues, which requires disclosure of aspects of contracts and grants with entities that are an agent, affiliate, or subsidiary of any legal entity, governmental or otherwise, created solely under the laws of the Russian Federation, the Republic of Iran, the People's Republic of China, the Democratic People's Republic of Korea, the Republic of Cuba, Bolivarian Republic of Venezuela, or the Syrian Arab Republic. Company represents that they are not an agent, affiliate, or subsidiary of a legal entity incorporated or formed as an entity in these listed nations. If Company is not able to truthfully make this representation, Company must provide Moffitt written notice contemporaneous with executing this Agreement describing Company's relationship with any of these listed nations. Company shall have a continuing obligation to provide timely notice to Moffitt in the event Company has become an agent, affiliate, or subsidiary of a legal entity incorporated or formed as an entity in these listed nations after execution of this Agreement. All notices to Moffitt required by this paragraph shall be made as provided in Section 9 of this Agreement.

For clarity, the Parties agree that the foregoing shall not be construed to prohibit disclosure by Moffitt of the identity of the Parties or the terms of this Agreement to the Florida Department of Financial Services or other state agencies, or political subdivisions in order to comply with the disclosure requirements of Florida Statute 286.101 and that any such disclosure shall not require notice to Company.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CERTAINTY THERAPEUTICS, INC.

By: ______________________________

Name: Amit Kumar

Title: Chief Executive Officer (CEO)

H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC.

DocuSigned by:

By: Lowell Smith

EBD337A7261045D...

Name: Lowell Smith

Title: Sr. Director, Research Bus. Office

12/10/2021

ANIXA BIOSCIENCES, INC.

By: ______________________________

Name: Michael Catelani

Title: Chief Operating Officer (COO)

EXHIBIT B

TEMPLATE FORM OF RESEARCH PLAN

EXHIBIT A-#

RESEARCH PLAN AND PAYMENTS

This Research Plan is entered into:

Effective as of	[DATE] (the "**Research Plan Effective Date**")
by and between:	H. Lee Moffitt Cancer Center and Research Institute, Inc. (**"Moffitt"**) and [NAME OF COMPANY] ("**Company**")
Pursuant to: The Amended and Restated Master Collaboration Agreement (the **"Agreement"**) effective as of: [DATE OF AGREEMENT] by and between Moffitt and Company	

The terms and conditions of the Agreement are incorporated into this Research Plan by reference. In the event of a conflict between the Agreement and a Research Plan, the terms of the Agreement shall prevail. If there are terms in the Agreement that are not in this Research Plan, such silence does not constitute a conflict, discrepancy or inconsistency. All capitalized terms have the respective meanings given to them in the Agreement.

1. Research Plan Term.

   This Research Plan is effective as of the Research Plan Effective Date and continues in full force and effect until the earlier of (a) [DATE OF RESEARCH PLAN EXPIRATION], or (b) mutually acceptable completion of the Research Plan, or (c) termination in accordance with the terms of the Agreement (the "**Research Plan Term**").

2. Description and Quantity of Moffitt Research Materials And Company Research Materials.

Company Research Material	**Description of Material**	**Quantity(ies)**

Moffitt Research Materials	**Description of Material**	**Quantity(ies)**

3. Protocol; Description of Research.
[INSERT COPY OF THE RESEARCH PROPOSAL/PROTOCOL]

4. Payments and Invoicing.
   a. **Payments.** In consideration for the performance by Moffitt of its obligations under this Agreement and this Research Plan, Company agrees to pay Moffitt the following firm fixed price of ___________dollars ($xxx,xxx) according to the terms contained herein and the Payment Schedule below.

Payment Schedule:	$xx,xxx shall be due upon execution of this Research Plan

   b. **Invoice Procedure.** Such amounts will be invoiced in United States Dollars to the attention of __________ at the following email address: ___________. Moffitt's contact for invoicing questions will be listed on the invoice. Company will satisfy payment of all undisputed amounts as outlined in the Agreement to the account designated by Moffitt on the invoice with reference to this Agreement.

In order to demonstrate their agreement, the Parties have executed this Research Plan as of the Research Plan Effective Date.

Agreed and Accepted:

H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC.

By: ________________________

Name: ________________________

Title: ________________________

Agreed and Accepted:

COMPANY, INC.

By: ________________________

Name: ________________________

Title: ________________________